Exhibit 99.1

For Immediate Release:

TaxMasters, Inc. Announces Fiscal 2010 Second Quarter Financial Results
Revenue up 24.6 Percent Despite Economy and Seasonal Slowdown

HOUSTON—September 10, 2010—TaxMasters, Inc. (OTC Bulletin Board: TAXS), the IRS tax relief company and a leading provider of tax representation services, today announced the company’s financial results for the second quarter ended June 30, 2010. Despite a troubled economy and a post-tax season slowdown during the second quarter of 2010, TaxMasters saw increased revenue to the tune of 24.6% on the quarter with a year-to-date increase in revenue of 38.8%.

For the second quarter of 2010, TaxMasters revenue increased $2.2 million, or 24.6%, to approximately $11.1 million, from approximately $8.9 million for the second quarter of fiscal 2009. Total operating expenses for the quarter were approximately $13.3 million, an increase of $4.1 million, or 44.6%, from approximately $9.2 million for the same period in 2009.

For the second quarter of 2010, the Company reported a net loss of approximately $1.4 million, versus a net loss of approximately $349,000 for the second quarter of fiscal 2009. The increase in net loss of approximately $1.1 million was mainly due to the increase in operating expenses.

For the six months ended June 30, 2010, revenue increased approximately $6.3 million, or 38.8%, to approximately $22.4 million, up from approximately $16.1 million for the same period in 2009. For the first six months of 2010, total operating expenses increased approximately $7.9 million, or 51.5%, to approximately $23.1 million compared to $15.2 million for the same period in 2009.

For the six months ended June 30, 2010, TaxMasters reported a net loss of approximately $465,000 compared to a net income of approximately $867,000 for the same six month period in 2009. The decrease in net income of approximately $1.3 million is mainly due to the increase in operation expenses.

Patrick Cox, President and Chairman of TaxMasters, Inc., said, “With a down economy and the post-tax season slowdown, we are excited about a 24.6% revenue increase for the second quarter. The IRS continues to send notices to delinquent taxpayers and we continue to provide compliance, filing, and settlement services vital to re-introducing taxpayers into the US taxing system. TaxMasters is well positioned to assist the growing number of taxpayers who need help regaining compliance with the IRS.”

In conjunction with this release, an audio review of financial results of the quarter ended June 30, 2010 will be posted to the TaxMasters investors website (http://investors.txmstr.com). The review will be available for download and review on September 16, 2010.

About TaxMasters, Inc.

TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax representation firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers a full suite of services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt. Tax services from TaxMasters include IRS consultations, tax return preparation, settlement analysis, and assistance with IRS automated collections, Revenue Officer involvement and collection due process.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned tax consultants ready to counsel and assist every day people with their specific tax problems today.

Forward-Looking Statements

Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Investors/Media:

Suzanne McGee
(212) 651-4225